Exhibit 99.1

295 Woodcliff Drive, Suite 202, Fairport, New York 14450

CONTACT:	Investors and Media: Felix Veksler
Vice President, Investor Relations
ir@monro.com

FOR IMMEDIATE RELEASE

Monro, Inc. Publishes Fifth Annual Environmental, Social, and Governance (ESG) Report

Publication features focus on advancements in digital guest experience, teammate development and energy efficiency.

FAIRPORT, N.Y. – June 16, 2025 – Monro, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, has released its fifth annual environmental, social, and governance (ESG) report. The “2025 ESG Report” highlights Monro’s ongoing commitment to operational excellence and responsible business practices as the foundation for driving growth, strengthening relationships, and delivering long-term value to stakeholders.

“As Monro’s new CEO, I’m energized by the opportunity to lead this great organization into the next chapter of the Company’s evolution,” said Peter D. Fitzsimmons, President and Chief Executive Officer of Monro, Inc. “By doing business the right way, we can continue to build resilience and create value for guests, teammates, and the communities we serve.”

The report covers the Company’s efforts and progress during fiscal year 2025, including:

•	Guest Experience Enhancement: Monro completed the company-wide rollout of its ConfiDrive digital courtesy performance review, improving service transparency and vehicle safety awareness.

•	Teammate Development & Retention: Investments in training, workplace safety, and performance-based compensation supported strong retention among seasoned technicians and fostered a culture of growth.

•	Environmental Progress: Monro made strides toward its 2028 goal of achieving 100% LED lighting across all store locations.

Monro’s 2025 ESG Report maps to certain metrics of the Sustainability Accounting Standards Board’s (SASB) Multiline & Specialty Retailers and Auto Parts industries.

The publication is available on Monro’s corporate website at https://corporate.monro.com/esg/default.aspx.

About Monro, Inc.

Monro, Inc. (NASDAQ: MNRO) is one of the nation’s leading automotive service and tire providers, delivering best-in-class auto care to communities across the country, from oil changes, tires and parts installation, to the most complex vehicle repairs. With a focus on sustainable growth, the Company generated approximately $1.2 billion in sales in fiscal 2025. Monro brings customers the professionalism and high-quality service they expect from a national retailer, with the convenience and trust of a neighborhood garage. Monro’s highly trained teammates and certified technicians bring together hands-on experience and state-of-the-art technology to diagnose and address automotive needs every day to get customers back on the road safely. For more information, please visit corporate.monro.com.

Source: Monro, Inc.

MNRO-Corp